EX-23(h)(10)
Nationwide Fund Advisors
1200 River Road, Suite 1000
Conshohocken, Pennsylvania 19428
April 8, 2008
Nationwide Variable Insurance Trust
1200 River Road, Suite 100
Conshohocken, Pennsylvania 19428
     Re:      Fee Waiver — NVIT Multi-Manager Small Cap Value Fund
Ladies and Gentlemen:
     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Nationwide Fund Advisors (the “Adviser”) agrees that, with respect to the NVIT Multi-Manager Small Cap Value Fund (the “Fund”), which is a series of Nationwide Variable Insurance Trust, the Adviser shall waive a portion of its management fee in an amount equal to 0.03%, as a percentage of the Fund’s average daily net assets, on a temporary basis, from the period May 1, 2008 until performance of the Fund improves. The Adviser acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Nationwide Fund Advisors
By:	/s/ Stephen T. Grugeon
	Name:	Stephen T. Grugeon
	Title:	President

Your signature below acknowledges
acceptance of this Agreement:
Nationwide Variable Insurance Trust

By:	/s/ Allan J. Oster
Name: Allan J. Oster
Title: Assistant Secretary
Date: April 8, 2008